The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to 424(b)(3)
Registration No. 333-143688

SUBJECT TO COMPLETION, DATED JUNE 13, 2007

Prospectus Supplement
June   , 2007
(To Prospectus dated June 13, 2007)
$

Cooper US, Inc.
% Senior Notes due
Fully and Unconditionally Guaranteed by
Cooper Industries, Ltd.
(and specified subsidiaries)

The notes will bear interest at the rate of     % per year. Interest on the notes will be payable on January 1 and July 1 of each year, beginning January 1, 2008. The notes will mature on          ,     . Cooper US may redeem some or all of the notes at any time and from time to time at the redemption price described under “Description of Notes and Guarantees — Optional Redemption.” In addition, Cooper US may redeem all of the notes under the circumstances described under “Description of Notes and Guarantees — Redemption for Changes in Withholding Taxes.” If Cooper Industries, Ltd. experiences a change of control and a below investment grade rating event, Cooper US will be required to offer to purchase the notes from holders unless it has previously redeemed the notes. See “Description of Notes and Guarantees — Repurchase at the Option of Holders Upon a Change of Control.”

The notes will be unsecured and rank equally with all of Cooper US’s other unsecured senior indebtedness from time to time outstanding. The notes will be guaranteed on a senior unsecured basis by Cooper Industries, Ltd., the parent corporation of Cooper US, and by the subsidiaries of Cooper Industries, Ltd. specified under “Description of Notes and Guarantees — Guarantees.”

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-5.

	Per Note	Total

Public offering price(1)
Underwriting discount
Proceeds, before expenses, to Cooper US

(1)	Plus accrued interest from , 2007 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or any of the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about          , 2007.

Joint Book-Running Managers

Banc of America Securities LLC	Wachovia Securities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

About This Prospectus	1
Cautionary Statement Regarding Forward-Looking Statements	1
Where You Can Find More Information	2
Incorporation of Certain Documents by Reference	2
Enforcement of Judgments and Service of Process	3
About Cooper Industries, Ltd.	4
About Cooper US, Inc.	5
Use of Proceeds	5
Ratio of Earnings to Fixed Charges of Cooper Parent	5
Description of Debt Securities and Guarantees	5
Plan of Distribution	17
Legal Matters	17
Experts	17

Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Cooper Industries, Ltd. (a Bermuda company) and its consolidated subsidiaries, including Cooper US, Inc. “Cooper Parent” refers only to Cooper Industries, Ltd. and not to any of its subsidiaries or affiliates, and “Cooper US” refers only to Cooper US, Inc. and not to its parent or any of its subsidiaries or affiliates. The terms “Guarantor” and “Guarantors” refer to Cooper Parent and its subsidiaries that are identified under “Description of Notes and Guarantees — Guarantees.”

The notes and related guarantees may not be offered or sold in Bermuda by Cooper US, although offers may be made to persons in Bermuda from outside Bermuda.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated June 13, 2007, which is part of our Registration Statement on Form S-3 (Registration No. 333-143688).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase notes.

COOPER INDUSTRIES, LTD.

Cooper Parent is a global manufacturer of electrical products and tools, with 2006 revenues of $5.2 billion, approximately 85 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper Parent employs approximately 31,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools. Cooper Connection provides a common platform for our marketing and sales to electrical distributors. For more information, visit the website at www.cooperindustries.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

COOPER US, INC.

Cooper US is an indirect, wholly owned subsidiary of Cooper Parent. Cooper Parent currently conducts all of its operations through its subsidiaries, including Cooper US and its subsidiaries.

Cooper US is a Delaware corporation incorporated in May 2001. Cooper US’s principal executive offices are located at 600 Travis, Houston, Texas 77002, and its telephone number at that address is: (713) 209-8400.

The Offering

Issuer	Cooper US, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due

Maturity	, .

Interest	Interest on the notes will accrue from , 2007 and will be payable on January 1 and July 1 of each year, beginning January 1, 2008.

Guarantees	The notes will be fully and unconditionally guaranteed by Cooper Industries, Ltd., Cooper B-Line, Inc., Cooper Bussmann, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc., and Cooper Wiring Devices, Inc.

Ranking	The notes will be senior unsecured obligations of Cooper US and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Cooper US from time to time outstanding. The guarantees will be joint and several senior unsecured obligations of the respective Guarantors and will rank equally in right of payment with all of such Guarantors’ other senior unsecured and unsubordinated indebtedness from time to time outstanding.

The notes and the guarantees will be effectively subordinated to any secured indebtedness of Cooper US or any of the Guarantors, as the case may be, to the extent of the value of the assets securing such indebtedness, unless the notes or guarantees are also secured by these assets. The indenture restricts the ability of Cooper Parent and its Restricted Subsidiaries (as defined in the accompanying prospectus) to incur secured debt. See “Description of Debt Securities and Guarantees — Certain Covenants — Covenant Limiting Secured Indebtedness” in the accompanying prospectus.

Optional Redemption	Cooper US may redeem the notes at its option, at any time in whole or from time to time in part at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points.

plus, in each case, accrued interest to, but not including, the redemption date. See “Description of Notes and Guarantees — Optional Redemption.”

In addition, Cooper US may redeem all, but not part, of the notes upon the occurrence of certain tax events at the redemption price described under the caption “Description of Notes and Guarantees — Redemption for Changes in Withholding Taxes.”

Repurchase at the Option of Holders Upon a Change of Control	If Cooper Parent experiences a “change of control repurchase event” (as defined in this prospectus supplement), Cooper US will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, unless it has previously redeemed the notes. See “Description of Notes and Guarantees — Repurchase at the Option of Holders Upon a Change of Control.”

Covenants	The notes will be issued under an indenture (as defined in this prospectus supplement) with Deutsche Bank Trust Company Americas, as trustee. The indenture governing the notes will, among other things, contain covenants limiting the ability of Cooper Parent and the ability of certain of its subsidiaries to:

• create liens; and

• engage in sale-leaseback transactions.

Additionally, the indenture will limit the ability of Cooper US and Cooper Parent to consolidate, merge or convey or transfer properties and assets substantially as an entirety.

These covenants are subject to important exceptions and qualifications described under “Description of Debt Securities and Guarantees — Certain Covenants” in the accompanying prospectus.

Further Issues	Cooper US may at any time and from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described under “Description of Notes and Guarantees — General.”

Use of Proceeds	We expect Cooper US to use available cash and a portion of the net proceeds from this offering to facilitate the repayment of one of its subsidiary’s outstanding $300 million aggregate principal amount of 5.25% Senior Notes due 2007 and also a portion for general corporate purposes. See “Use of Proceeds.”

Book-Entry	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes except in limited circumstances. See “Description of Notes and Guarantees — Book-Entry System.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	Deutsche Bank Trust Company Americas

Summary Consolidated Financial Information

The table shown below presents our summary consolidated financial information at the dates and for the periods indicated. The summary financial data as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 have been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial balance sheet data as of December 31, 2004 have been derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial data as of and for the three months ended March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference in this prospectus supplement, and in the opinion of our management, reflect all adjustments (consisting solely of normal recurring adjustments) that are necessary to fairly present the results of operations for such periods. The results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. You should read the data set forth below in conjunction with our consolidated financial statements and the related notes thereto and other financial information included or incorporated by reference in this prospectus supplement.

	Three Months Ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
			(In millions)

Income Statement Data:
Revenues	$1,394.0	$1,240.9	$5,184.6	$4,730.4	$4,462.9
Income from continuing operations	131.9	107.7	484.3	391.1	339.8
Charge from discontinued operations, net of taxes	—	—	20.3	227.2	—
Net income	131.9	107.7	464.0	163.9	339.8
Balance Sheet Data (at end of specified period):
Total assets	$5,486.6	$5,286.0	$5,374.8	$5,215.1	$5,407.8
Long-term debt, excluding current maturities	706.4	1,002.1	702.8	1,002.9	698.6
Shareholders’ equity	2,544.9	2,290.9	2,475.3	2,205.2	2,286.5

In October 1998, we sold our Automotive Products segment for $1.9 billion in proceeds. Discontinued operations charges of $20.3 million, net of a $11.4 million income tax benefit in 2006 and $227.2 million, net of a $127.8 million income tax benefit in 2005 were recorded for potential liabilities related to the Automotive Products segment sale and the Federal-Mogul bankruptcy. See Note 16 of the Notes to our Consolidated Financial Statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to the Notes

Cooper US conducts all of its operations through its subsidiaries and may be limited in its ability to access funds from these subsidiaries to service its debt, including the notes. In addition, the notes will not be guaranteed by all of its subsidiaries.

Cooper US conducts all of its operations through its subsidiaries. Accordingly, Cooper US depends on its subsidiaries’ and Cooper Parent’s earnings and advances or loans made by them to Cooper US (and potentially dividends or distributions by the subsidiaries to Cooper US or investments by Cooper Parent in Cooper US) to provide funds necessary to meet its obligations, including the payments of principal, premium, if any, and interest on the notes. If Cooper US is unable to access the cash flows of its subsidiaries, it would be unable to meet its debt obligations.

Cooper US’ subsidiaries and Cooper Parent are separate and distinct legal entities and, except for their obligations as Guarantors, have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to Cooper US to do so. The Guarantors other than Cooper Parent are wholly-owned, direct and indirect subsidiaries of Cooper US that we consider the principal domestic operating subsidiaries in our Electrical Products segment. The Guarantors are also guarantors of borrowings of Cooper US under our senior credit facility. None of the subsidiaries in our Tools segment or our foreign subsidiaries is an obligor or Guarantor in respect of the notes. As a result, if Cooper US defaults on its obligations under the notes, you will not have any direct claims against any of the subsidiaries in our Tools segment or our foreign subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Cooper US.

The notes will be unsecured and, therefore, will be effectively subordinated to any secured debt of Cooper US, and the guarantees of the notes will be unsecured and effectively subordinated to the secured debt of the Guarantors, in each case, to the extent of the value of assets securing such debt.

The notes and the guarantees will not be secured by any of the assets of Cooper US or the Guarantors. As a result, the notes are effectively subordinated to any secured debt Cooper US may incur and to the secured debt of any Guarantor to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of Cooper US’s secured debt or the secured debt of any Guarantor may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. As of March 31, 2007, Cooper US and the Guarantors had less than $1 million of secured debt outstanding.

The guarantees of our subsidiaries may be limited in duration.

The indenture does not contain any covenants that materially restrict our ability to sell, transfer or otherwise dispose of our assets, including the capital stock of our subsidiaries, or the assets of any of our subsidiaries, except as described under the caption “Description of Debt Securities and Guarantees — Merger, Consolidation or Sale of Assets” in the accompanying prospectus. In the event that Cooper US sells, transfers or otherwise disposes of some or all of the capital stock of a subsidiary that guarantees the notes, such that it is no longer a subsidiary of Cooper US, or a subsidiary that guarantees the notes sells, transfers, or otherwise disposes of all or substantially all of its assets, the guarantee of that subsidiary would terminate. Likewise, in the event a subsidiary that guarantees the notes incurs or guarantees indebtedness where such indebtedness or guarantee is secured by such subsidiary’s assets, the ability of the holders of the notes to collect payments against such subsidiary under its guarantee could be materially and adversely affected.

The guarantees may raise fraudulent transfer issues, which could impair the enforceability of the guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that Guarantor if, among other things, a court found that the guarantee was made or incurred with actual intent to hinder, delay or defraud creditors or the Guarantor did not receive fair consideration or received less than a reasonably equivalent value for the guarantee and the Guarantor:

•	was insolvent or was rendered insolvent because of the guarantee and the application of proceeds of the notes;

•	was engaged in a business or transaction or was about to engage in a business or a transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

We cannot be sure as to the standard that a court would use to determine whether any Guarantor was solvent at the relevant time, or that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to such Guarantors’ other debt. A guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of Cooper US, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than fair consideration. If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against such Guarantor and would be solely creditors of Cooper US and any other Guarantors. In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

Since Cooper Parent is a holding company, if all of the guarantees of the subsidiaries were voided, that would result in the holder of the notes having claims that would not be paid prior to substantially all of the other debt and liabilities of the consolidated group of entities, other than Cooper US. In addition, to the extent that the claims of holders of the notes against any Guarantor were subordinated in favor of other creditors of such Guarantor, such other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more guarantees are voided or subordinated, there may not be sufficient assets remaining to satisfy claims of holders of the notes after providing for satisfaction of all prior claims.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debt, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee will contain a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of the obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Cooper US may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events accompanied by a below investment grade rating event, Cooper US will be required to offer to purchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase, unless it has previously exercised a right to redeem notes. If we experience such a change of control and rating downgrade, there can be no assurance that Cooper US would have sufficient financial resources available to satisfy its obligations to repurchase the notes or the Guarantors would have sufficient financial resources available to satisfy guarantee obligations. Cooper US’ failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for Cooper US and the holders of the notes. See “Description of Notes and Guarantees — Repurchase at the Option of Holders Upon a Change of Control.”

USE OF PROCEEDS

We estimate that Cooper US will receive net proceeds from this offering, after deducting commissions to the initial purchasers and other expenses payable by Cooper US, of approximately $      million. We expect Cooper US to use available cash and a portion of the net proceeds from this offering to facilitate the repayment of one of its subsidiaries’ outstanding $300 million aggregate principal amount of 5.25% Senior Notes due 2007, which mature on July 1, 2007. We also expect Cooper US to use a portion of the net proceeds from this offering for general corporate purposes. Pending application of the proceeds, Cooper US may invest such proceeds in marketable investments.

CAPITALIZATION

The following table sets forth, as of March 31, 2007, Cooper Parent’s consolidated short-term debt and total long-term debt and stockholders’ equity on an actual basis and as adjusted to give effect to the sale of the notes and the application of the net proceeds. See “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At March 31,
	2007
	Actual	As Adjusted
	(Dollars in million, except per share amount)

Short-term debt	$4.3	$4.3

Long-term debt:
5.25% Senior Notes due 2007	$296.9	$—
5.50% Senior Notes due 2009	275.0	275.0
5.25% Senior Notes due 2012	325.0	325.0
6.91% Second Series Medium-Term Notes due through 2010	2.3	2.3
6.38% Third Series Medium-Term Notes due through 2008	100.0	100.0
Notes offered hereby	—
Other	7.8	4.7

	1,007.0
Current portion of long-term debt	(300.6)	(0.6)

Total long-term debt, net of current portion	706.4

Shareholders’ equity:
Common stock (par value $0.01 per share)	1.8	1.8
Capital in excess of par value	277.1	277.1
Retained earnings	2,390.2	2,390.2
Accumulated other nonowner changes in equity	(124.2)	(124.2)

Total shareholders’ equity	2,544.9	2,544.9

Total long-term debt and stockholders’ equity	$3,251.3

DESCRIPTION OF NOTES AND GUARANTEES

The following description is only a summary of the indenture, a copy of which is available upon request to us at the address set forth under “Where You Can Find More Information” in the accompanying prospectus. We urge you to read the indenture because it, and not this description, defines your rights under the indenture as holders of the notes.

General

The notes will be issued under an indenture dated as of          , 2007 (the “base indenture”), among Cooper US, as issuer, Cooper Parent, as a Guarantor, and Deutsche Bank Trust Company Americas, as trustee, and a supplemental indenture thereto dated as of          , 2007, among Cooper US, as issuer, Cooper Parent, as a guarantor, the subsidiaries that guarantee the debt securities and the other obligations under the supplemental indenture and Deutsche Bank Trust Company Americas, as trustee (such supplemental indenture, together with the base indenture, the “indenture.”) The terms of the base indenture are more fully described in the accompanying prospectus and the terms of the supplemental indenture are more fully described in the prospectus supplement. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The following summary of certain provisions of the notes, the guarantees and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus, the notes or the indenture, as the case may be.

Cooper US will issue the notes in the original principal amount of $      million. We may, without the consent of the holders, “re-open” the notes and issue more notes that have the same ranking, interest rate, maturity date and other terms as the notes being offered by this prospectus supplement (except the original issue price, original issue date and the date from which interest will accrued). These additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities under the indenture.

The notes will bear interest at a rate of     % per year from          , 2007. The first interest payment date on the notes will be January 1, 2008. Interest is payable semi-annually on January 1 and July 1 to holders of record at the close of business on December 15 and June 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in book-entry form only.

Guarantees

The notes will be fully and unconditionally guaranteed by Cooper Parent and the following wholly-owned, indirect subsidiaries of Cooper Parent: Cooper B-Line, Inc., Cooper Bussmann, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc., and Cooper Wiring Devices, Inc. Each guarantee will be an unsecured obligation of each Guarantor and will rank equal in right of payment with each Guarantor’s unsecured and unsubordinated debt from time to time outstanding, unless such Guarantor is required by the covenant described under “Description of Debt Securities and Guarantees — Certain Covenants — Covenants Limiting Secured Indebtedness” in the accompanying prospectus to secure the guarantee. The guarantees of the Guarantors are joint and several.

The aggregate amount of obligations guaranteed will be reduced to the extent necessary to prevent violation of, or becoming voidable under, applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors generally.

Ranking

The notes will be unsecured obligations of Cooper US and will rank equally in right of payment with all of the unsecured and unsubordinated debt of Cooper US from time to time outstanding. Each guarantee will be an unsecured obligation of the respective Guarantor and will rank equally in right of payment with each of the respective Guarantor’s unsecured and unsubordinated debt from time to time outstanding. Under the circumstances described under “— Certain Covenants — Covenant Limiting Secured Indebtedness,” in the accompanying prospectus, Cooper US may be required to secure the notes and a Guarantor may be required to secure its guarantee.

The notes and the guarantees will be effectively subordinated to any secured indebtedness of Cooper US or any of the Guarantors, as the case may be, to the extent of the value of the assets securing such indebtedness, unless the notes or the guarantees are also secured by these assets. The indenture restricts the ability of Cooper Parent and its Restricted Subsidiaries to incur secured debt. See “— Certain Covenants — Covenant Limiting Secured Indebtedness” in the accompanying prospectus.

Cooper US and Cooper Parent conduct their operations through subsidiaries, which generate virtually all of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of Cooper US and Cooper Parent are a major source of funds necessary for Cooper US and Cooper Parent to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Cooper US to obtain cash required to pay its debt service obligations, including payments on the notes, or the ability of Cooper Parent to satisfy its payment obligations under its guarantee. The notes and the guarantees will be structurally subordinated to all obligations of any non-guaranteeing subsidiaries of Cooper Parent. This means that holders of the notes and the guarantees will have a junior position to the assets and earnings of such non-guaranteeing subsidiaries. As of March 31, 2007, non-guaranteeing subsidiaries of Cooper Parent had $679.4 million of indebtedness outstanding.

Optional Redemption

Cooper US may redeem the notes, in whole at any time or in part from time to time, at its option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding interest accrued to the redemption date), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus      basis points,

plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than six such Reference Treasury

Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC (or its affiliates that are Primary Treasury Dealers) and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Redemption for Changes in Withholding Taxes

Cooper US also will be entitled to redeem the notes under the circumstances described in the accompanying prospectus under the heading “Description of Debt Securities and Guarantees — Redemption for Changes in Withholding Taxes.”

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase at the Option of Holders Upon a Change of Control

If a “change of control repurchase event” occurs, unless Cooper US has exercised its right to redeem the notes as described above, Cooper US will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at Cooper US’s option, prior to any change of control, but after the public announcement of the change of control, Cooper US will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. Cooper US will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Cooper US will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, Cooper US will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to its offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered pursuant to its offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted for purchase, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by it.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Cooper US will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture for such an offer if made by Cooper US and such third party purchases all notes properly tendered and not withdrawn under such offer.

“Below investment grade rating event” means a decrease in the ratings of the notes below investment grade (defined below) by both rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following the public notice of the occurrence of the change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Cooper Parent and its subsidiaries taken as a whole to any Person or group of Persons for purposes of Section 13(d) of the Exchange Act other than Cooper Parent or one of its subsidiaries or a person controlled by Cooper Parent or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of Cooper Parent voting stock; or (3) the first day on which a majority of the members of Cooper Parent’s Board of Directors are not Continuing Directors.

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Cooper Parent who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Cooper Parent’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Defeasance

The notes are subject to defeasance under the conditions set forth in the indenture and described under “Description of Debt Securities and Guarantees — Defeasance” in the accompanying prospectus. In addition to the release of restrictive covenants described in the accompanying prospectus, the Company and the Guarantors may also, at their option, be released from the restrictive covenants described above in “— Repurchase at the Option of Holders Upon Change of Control,” subject to the conditions set forth in the indenture and described under “Description of Debt Securities and Guarantees — Defeasance” in the accompanying prospectus.

Book-Entry System

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for notes in definitive registered form, a global note may not be transferred except as a whole by the depositary for such global note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of the notes will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Cooper US will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or DTC’s, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

As long as the depositary, or its nominee, is the registered holder of a global note, the depositary or such nominee will be considered the sole owner and holder of the notes represented thereby for all purposes under the notes and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global note will not be entitled to have such global note or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in exchange for the global note and will not be considered to be the owners or holders of such global note or any notes represented thereby for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in such global note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global note representing notes is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for such global note. In addition, we may at any time and in our sole discretion determine not to have the notes represented by one or more global notes and, in such event, we will issue the notes in definitive form in exchange for all of the global notes representing the notes. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the notes represented by a global note has occurred and is continuing, then we will issue notes in definitive form in exchange for all of the global notes representing the notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

United States

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of certain United States federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase (at the original issue price), ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

If a partnership holds notes, the tax treatment of a partner will generally depend on the tax status of the partner and the tax treatment of the partnership. A partner of a partnership holding notes should consult its tax advisors.

Treasury Department Circular 230.  To ensure compliance with Treasury Department Circular 230, each holder and/or purchaser of a note is hereby notified that: (a) any discussion of tax issues in this prospectus supplement is not intended or written to be relied upon, and cannot be relied upon, by a holder and/or purchaser for the purpose of avoiding penalties that may be imposed on such holder and/or purchaser under applicable tax law; (b) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the offer to sell notes by the company; and (c) a holder and/or purchaser of a note should seek advice based on its particular circumstances from an independent tax advisor.

U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest — We do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time a U.S. Holder receives the interest or the interest accrues, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder using the accrual method of accounting for federal income tax purposes must include interest on the notes in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Sale, Exchange, or Retirement of a Note — A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income; and

•	the U.S. Holder’s adjusted tax basis in the note.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses. U.S. Holders of notes should consult their tax advisors regarding the treatment of capital gains and losses.

In addition, under certain circumstances, a U.S. holder will recognize capital gain or loss on the defeasance of a note.

Information Reporting and Backup Withholding — U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding applies if, among other things, the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund provided such U.S. Holder timely furnishes the required information to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to applicable payments made in connection with the notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest — Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification (in the form provided below) from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	receiving such interest as contingent interest within the meaning of the portfolio debt provisions; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification (an Internal Revenue Service Form W-8IMY (or the appropriate successor form)) under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary, which must provide a certificate to us under penalties of perjury on Internal Revenue Service Form W-8IMY (or the appropriate successor form).

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (or, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification on Internal Revenue Service Form W-8ECI (or the appropriate successor form).

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, or Disposition — Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (or, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding — Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the Internal Revenue Service and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

The backup withholding tax and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of proceeds from the disposition of the notes by or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a United States person or a U.S. related person, the Treasury Regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability provided such Non-U.S. Holder timely furnishes the required information to the Internal Revenue Service. We cannot refund amounts once withheld.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

Bermuda Taxation

Currently, there is no Bermuda withholding tax on interest, if any, paid by Cooper Parent.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, Cooper US has agreed to sell to the underwriters, for whom Banc of America Securities LLC and Wachovia Capital Markets, LLC are acting as representatives, and these underwriters severally have agreed to purchase from Cooper US, the principal amount of the notes listed opposite their names below:

Principal
Amount of
Notes

Banc of America Securities LLC	$
Wachovia Capital Markets, LLC
Total	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Cooper US and the Guarantors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and the guarantees, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised Cooper US that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concessions and discounts may be changed.

The following table summarizes the compensation to be paid by Cooper US to the underwriters.

	Per Note	Total

Underwriting discount paid by Cooper US

The expenses of the offering, not including the underwriting discount, are estimated to be $      and are payable by Cooper US.

New Issue of Notes

The notes are new issues of securities with no established trading market. Cooper US does not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. Cooper US has been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Cooper US cannot assure the liquidity of the trading markets for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither Cooper US nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes, including their validity and the validity of certain guarantees of the notes, will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas Certain legal matters in connection with Bermuda law, including the validity of the guarantee of the notes by Cooper Parent, will be passed upon by Appleby. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, will pass upon certain legal matters for the underwriters in connection with this offering.

PROSPECTUS

Cooper US, Inc.

DEBT SECURITIES

Guaranteed by Cooper Industries, Ltd.
and specified principal subsidiaries

Cooper US, Inc., a subsidiary of Cooper Industries, Ltd., may offer from time to time debt securities consisting of notes, debentures or other evidences of indebtedness. Cooper US, Inc. may offer these debt securities in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a prospectus supplement. The debt securities will be guaranteed by Cooper Industries, Ltd. and may be guaranteed by specified principal subsidiaries of Cooper Industries, Ltd.

Cooper US, Inc. may sell the debt securities directly, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any debt securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds to Cooper US, Inc. from such sale also will be set forth in a prospectus supplement. This prospectus may not be used to consummate sales of the debt securities of Cooper US, Inc. unless accompanied by a prospectus supplement.

You should carefully consider the information under the heading “Risk Factors” in the applicable prospectus supplement or the documents incorporated by reference before considering an investment in any debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2007.

You should rely only on the information incorporated by reference or contained in this prospectus or any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date after the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, Cooper US, Inc. may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus. As allowed by the SEC’s rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, and this prospectus is qualified in its entirety by such other information. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Cooper Industries, Ltd. (a Bermuda company) and its consolidated subsidiaries, including Cooper US, Inc. “Cooper Parent” refers only to Cooper Industries, Ltd. and not to any of its subsidiaries or affiliates and “Cooper US” refers only to Cooper US, Inc. and not to its parent or any of its subsidiaries or affiliates. The terms “Guarantor” and “Guarantors” refer to Cooper Parent and, to the extent any of its subsidiaries is identified under “Description of Debt Securities — Guarantees” or in a prospectus supplement, such subsidiaries.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain certain statements that we believe may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We generally indicate these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee” and similar words or phrases. Forward-looking statements include, among other things, statements regarding cost reduction programs, potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing, and any statements regarding future revenues, earnings, cash flows and expenditures. All of these forward-looking statements are subject to risks, uncertainties and assumptions. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus or the relevant incorporated documents are made only as of the date of this prospectus or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect our future financial performance include the following:

•	the condition of the U.S. economy and European, Latin American and Asian markets;

•	spending on commercial and residential construction and by utilities;

•	worldwide energy-related project spending;

•	demand for products in the electronics and telecommunications markets;

•	changes in raw material, transportation and energy costs;

•	changes in the mix of products sold;

•	industry competition;

•	the resolution of the Federal-Mogul bankruptcy proceedings;

•	the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs;

•	magnitude of any disruptions from manufacturing rationalizations and the implementation of the enterprise business system;

•	the timing and amount of any share repurchases;

•	changes in financial markets including currency exchange rate fluctuations;

•	changes in tax laws, regulations and treaties;

•	mergers and acquisitions and their integration with us; and

•	risks related to changing legal and regulatory requirements and changing market, economic and political conditions in the countries in which we operate.

When considering forward-looking statements, you should keep these factors in mind as well as those risk factors described in any prospectus supplement or Cooper Parent’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. Forward-looking statements speak only as of the date made and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Cooper Parent files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You also can inspect reports and other information Cooper Parent files at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Annual, quarterly and current reports, proxy statements and other information Cooper Parent files with the SEC are also available free of charge at the Investor Center on our website (www.cooperindustries.com/common/investorcenter). The information on our website is not part of this prospectus or the applicable prospectus supplement.

Cooper US has no direct operations. Cooper US is directly and wholly owned by Cooper Parent and the obligations of Cooper US under its debt securities will be fully and unconditionally guaranteed by Cooper Parent. See “Description of Debt Securities and Guarantee.” Cooper US is not currently subject to the information reporting requirements under the Exchange Act. Cooper US will be exempt from such information reporting requirements so long as it is 100% owned by Cooper Parent, any outstanding debt securities of Cooper US issued under the registration statement of which this prospectus is a part are fully and unconditionally guaranteed by Cooper Parent and Cooper Parent includes in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning Cooper US. Furthermore, the subsidiaries of Cooper Parent that may guarantee the debt securities of Cooper US are not currently subject to the information reporting requirements under the Exchange Act. These subsidiary guarantors will be exempt from such information reporting requirements so long as they are 100% owned by Cooper Parent, any outstanding debt securities of Cooper US issued under the registration statement of which this prospectus is a part and guaranteed by such subsidiary guarantors fully are fully and unconditionally guaranteed by Cooper Parent and such subsidiaries on a joint and several basis and Cooper Parent includes in the footnotes to its audited consolidated financial statements summarized consolidated financial information concerning such subsidiary guarantors on a combined basis.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus documents filed with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that is filed later with the SEC will automatically update and supersede the information contained in this prospectus or the applicable prospectus supplement. We are incorporating by reference the following documents filed with the SEC by Cooper Parent:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Reports on Form 8-K filed on January 19, 2007, February 16, 2007, April 30, 2007 and May 22, 2007; and

•	All documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the applicable offering pursuant to this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus or the applicable prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus or the applicable prospectus supplement to the extent that a statement contained in this prospectus, in any applicable prospectus supplement or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the applicable prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). You may request a copy of these filings at the following address and telephone number:

Cooper Industries, Ltd.
Attn: Corporate Secretary
P.O. Box 4446
Houston, Texas 77210
(713) 209-8400

ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS

Cooper Parent is an exempted company incorporated with limited liability under the laws of Bermuda. In addition, some of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon Cooper Parent or recovering against Cooper Parent on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. Cooper Parent has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Cooper US, which is located at 600 Travis, Houston, Texas 77002-1001, be its U.S. agent appointed for that purpose. A judgment obtained against Cooper Parent in a U.S. court would be enforceable in the United States but could be executed upon only to the extent Cooper Parent has assets in the United States.

Cooper Parent has been advised by its Bermuda counsel, Appleby, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. Cooper Parent has also been advised by Appleby that a final and conclusive judgment obtained in a court of competent jurisdiction in the United States under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by such competent foreign court’s judgment. A final opinion as to the availability of this remedy would be sought from Bermuda counsel when the facts surrounding the foreign court’s judgment are known, but, on general principles, such proceedings are expected to be successful, provided that:

•	the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

•	the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

A Bermuda court may impose civil liability on Cooper Parent or its directors or officers in a suit brought in the Supreme Court of Bermuda against Cooper Parent or such persons with respect to facts that constitute a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

ABOUT COOPER INDUSTRIES, LTD.

We are a diversified, worldwide manufacturing company doing business in two business segments: Electrical Products and Tools. We currently have over 100 manufacturing facilities and approximately 31,000 employees in the United States and more than 20 other countries.

Electrical Products

Our Electrical Products segment produces, markets and sells electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair. In addition, the segment produces and markets products for use by utilities and industries for primary electrical power distribution and control. Some of this segment’s major products include:

•	Cooper B-Linetm, support systems, enclosures and fasteners;

•	Cooper Bussmanntm fuses;

•	Cooper Power Systems® distribution transformers, power capacitors, voltage regulators, surge arrestors, energy automation products, Kyle® distribution switchgear and McGraw-Edison® and RTE® power distribution transformers and related products;

•	Cooper Wiring Devices® electrical connection and control products;

•	Cooper Crouse-Hindstm and CEAG® electrical construction materials and electrical products for harsh and hazardous applications;

•	Cooper Lighting®, Fail-Safe®, Halo® and Metalux® lighting fixtures; and

•	Cooper Menviertm emergency lighting and fire detection systems.

Tools

Our Tools segment produces, markets and sells tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair, and for general industrial and consumer use. Some of this segment’s major products include:

•	Campbell® chain products;

•	Crescent® pliers and wrenches;

•	Lufkin® measuring tapes;

•	Nicholson® files and saws;

•	Weller® soldering equipment;

•	Wiss® scissors;

•	Xcelite® screwdrivers; and

•	Buckeye®, Cleco®, DGDtm, Dotco® and Master Power® power tools.

Our executive offices are located at 600 Travis, Houston, Texas 77002, and our telephone number is (713) 209-8400.

ABOUT COOPER US, INC.

Cooper US is an indirect, wholly-owned subsidiary of Cooper Parent. Cooper Parent currently conducts all of its operations through its subsidiaries, including Cooper US and its subsidiaries. The executive offices of Cooper US are located at the same address as Cooper Parent, and Cooper US has the same telephone number as Cooper Parent.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, Cooper US intends to apply any net proceeds that it receives from the sale of debt securities to its general funds to be used for general corporate purposes, including, in certain circumstances, to retire outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES OF COOPER PARENT

The ratio of earnings to fixed charges is computed by dividing earnings before fixed charges by fixed charges on a consolidated basis. Earnings before fixed charges consist of income from continuing operations before income taxes plus fixed charges, less capitalized interest, plus equity in earnings (losses) of less than 50% owned companies. Fixed charges consist of interest, whether expensed or capitalized, amortized capitalized expenses related to indebtedness, and the portion of operating lease rental expense that represents the interest factor.

	Three Months
	Ended March 31,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002

Ratio of Earnings to Fixed Charges	12.4	x	11.0	x	11.5	x	7.5	x	6.3	x	5.0	x	4.1x

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The prospectus supplement that relates to a particular offering of debt securities will describe the terms of the debt securities offered and the extent to which the following general provisions do not apply to that particular offering. If the information in the prospectus supplement differs from this prospectus, you should rely on information in the prospectus supplement with respect to the particular debt securities being offered.

The following describes the general terms of the debt securities to which any prospectus supplement may relate. Cooper US may issue debt securities in one or more series. If Cooper US offers debt securities, it will issue them under an indenture, among Cooper US, as issuer, Cooper Parent, as a Guarantor, and Deutsche Bank Trust Company Americas, as trustee. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The trustee, Cooper US, Cooper Parent and any other Guarantor may enter into supplements to the indenture from time to time. You can find the definitions of capitalized terms used in this description under the subheading “Certain Definitions.”

We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. The following description is a summary of the provisions of the indenture, a copy of which is available upon request to us at the address set forth under “Incorporation of Certain Documents by Reference.” Because it is a summary, it does not contain all of the information that may be important to you. We urge you to read the entire indenture because it, and not this description, defines your rights as a holder of the debt securities.

General

The debt securities will be unsecured obligations of Cooper US and will rank equal in right of payment with all of its unsecured and unsubordinated debt, unless Cooper US is required by the covenant described below under “Certain Covenants — Covenants Limiting Secured Indebtedness” to secure the debt securities. The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture, unless Cooper US indicates otherwise in a prospectus supplement. The indenture will allow Cooper US to issue debt securities of any series up to the aggregate principal amount that it authorizes.

Cooper US may issue the debt securities in one or more series with the same or various maturities at par, at a premium or at a discount. Debt securities bearing no interest or interest at a rate that at the time of issuance is below market rates will be sold at a discount below their stated principal amount. The discount may be substantial. We will describe federal income tax consequences and other special considerations applicable to any of these securities in the applicable prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection upon a change in control of Cooper US or any Guarantors or upon a highly leveraged transaction, whether or not the transaction results in a change in control of Cooper US or any Guarantors.

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the date or dates on which principal will be payable and whether the debt securities will be payable on demand on or after any date;

•	the rate or rates per annum at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the date or dates from which interest, if any, will accrue and the times at which interest will be payable;

•	provisions for a sinking, purchase or other similar fund, if any;

•	if applicable, the date after which and the price or prices at which the debt securities may be redeemed;

•	the principal amount of the debt securities that are issued bearing no interest or below-market interest payable upon declaration of acceleration of the maturity of the debt securities;

•	any modifications of the events of default, covenants or defeasance provisions contained in the indenture pertaining to the debt securities;

•	if applicable, whether such debt securities will have the benefit of a guarantee, and if so, the identity of the related Guarantors; and

•	any other terms of the debt securities.

The following will occur at the office of the trustee in New York, New York:

•	Cooper US will make all principal, premium and interest payments on the debt securities, unless Cooper US elects to make interest payments by check mailed to the address of the person entitled to the payment as it appears on the register of holders of debt securities;

•	the debt securities will be exchangeable for other authorized denominations; and

•	transfers of the debt securities will be registrable.

Cooper US will issue debt securities only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000. No service charge will apply to any transfer or exchange of the debt securities, but Cooper US may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Guarantees

The debt securities will be fully and unconditionally guaranteed by Cooper Parent and, if specified in the prospectus supplement respecting a series of debt securities, the wholly-owned, indirect subsidiaries of Cooper Parent that are considered the principal domestic operating subsidiaries in our Electrical Products segment. Such principal domestic operating subsidiaries currently are as follows: Cooper B-Line, Inc., Cooper Bussmann, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc. and Cooper Wiring Devices, Inc. Each guarantee will be an unsecured obligation of the Guarantor and will rank equal in right of payment with such Guarantor’s unsecured and unsubordinated debt, unless such Guarantor is required by the covenant described below under “Certain Covenants — Covenants Limiting Secured Indebtedness” to secure the guarantee. To the extent there is more than one Guarantor, the guarantees of such Guarantors will be joint and several obligations of such Guarantors.

The prospectus supplement will describe any limitations on the maximum amount of any particular guarantee and the conditions under which such guarantee may be released.

Payment of Additional Amounts

If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where Cooper Parent or a successor (a “Payor”) is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the debt securities, or, in each case, any political organization or governmental authority in such jurisdiction having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the debt securities, including under a guarantee thereof, the Payor will pay to each holder of debt securities, to the extent it may lawfully do so, such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such debt securities to which such holder is entitled; provided, however, the Payor will not be required to make any payment of Additional Amounts for or on account of:

•	any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the Relevant Tax Jurisdiction or being or having been present or engaged in trade or business therein or having or having had a permanent establishment in the Relevant Tax Jurisdiction or (b) the presentation of debt securities (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, or any interest on, the debt securities;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the debt securities to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

•	any combination of the above;

nor will Additional Amounts be paid with respect to any payment of the principal of, or interest on, the debt securities to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such debt securities.

The Payor will provide the trustee with the official acknowledgment of the Relevant Tax Jurisdiction (or, if the acknowledgment is not available, a certified copy of the acknowledgement) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation will be made available to the holders of the debt securities or the paying agent, as applicable, upon request.

All references in this prospectus to principal of, and interest on, the debt securities will include any Additional Amounts payable by the Payor in respect of such principal and interest.

Redemption for Changes in Withholding Taxes

Cooper US will be entitled to redeem the debt securities, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount of the debt securities, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the debt securities, any Additional Amounts as a result of:

•	a change in or an amendment to the laws (including any regulations promulgated under such laws) of a taxing jurisdiction, which change or amendment is announced after the date of the prospectus supplement used in connection with the issuance of the debt securities; or

•	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after the date of the prospectus supplement used in connection with the issuance of the debt securities;

•	any change in or an amendment to any official position regarding the application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such taxing jurisdiction is a party, which change or amendment is announced or execution or amendment occurs, as the case may be, after the date of the prospectus supplement used in connection with the issuance of the debt securities; and

•	in each case, the Payor cannot avoid such obligation by taking reasonable measures available to it.

Before Cooper US publishes or mails any notice of redemption of the debt securities as described above, it will deliver to the trustee an officers’ certificate to the effect that Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that the Payor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Certain Covenants

The indenture contains certain covenants, including, among others, those described below. Except as set forth below, neither Cooper US nor any Guarantor is restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. In addition, the indenture does not contain any provisions that would require Cooper US to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving Cooper US or any Guarantor that may adversely affect the credit rating of the debt securities.

Covenant Limiting Secured Indebtedness.  Neither Cooper Parent nor any Restricted Subsidiary may create, assume, guarantee or incur any Secured Indebtedness without in any such case effectively providing concurrently with the creation, assumption, guarantee or incurrence of any such Secured Indebtedness that the debt securities shall be secured equally and ratably with (or, at the option of Cooper Parent, prior to) such Secured Indebtedness but only for so long and during such time as (i) such Secured Indebtedness shall exist and be secured by a Lien upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary and (ii) the aggregate of all Secured Indebtedness not secured solely by Liens described in the bullet points below and all Attributable Debt (with some exceptions) exceeds 15% of Consolidated Tangible Assets. However, this limitation does not apply to the following types of Secured Indebtedness:

•	Liens on property (including shares or Indebtedness) which is not a Principal Property;

•	Liens on property (including shares or Indebtedness) of any entity existing at the time it becomes a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation’s becoming a Restricted Subsidiary;

•	Liens on property (including shares or Indebtedness) existing at the time of acquisition of the property by Cooper Parent or a Restricted Subsidiary;

•	Liens to secure the payment of all or any part of the purchase price of property (including shares or Indebtedness) created upon the acquisition of such property by Cooper Parent or a Restricted Subsidiary, and Liens to secure any Secured Indebtedness incurred by Cooper Parent or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of the property, which Secured Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction of improvements, alterations or repairs; provided, however, that in the case of any such acquisition, construction or improvement, alteration or repair, the Lien shall not apply to any property theretofore owned by Cooper Parent or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property or portion thereof on which the property so constructed, or the improvement, is located and any other property not then constituting a Principal Property;

•	Liens securing Secured Indebtedness of any Restricted Subsidiary owing to Cooper Parent or to another Restricted Subsidiary;

•	Liens on property of any entity existing at the time it is merged or consolidated with Cooper Parent or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of any entity as an entirety or substantially as an entirety to Cooper Parent or a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into by such corporation prior to and not in contemplation of such merger, consolidation, sale, lease or other disposition;

•	Liens on property of Cooper Parent or a Restricted Subsidiary in favor of governmental authorities or any trustee or mortgagee acting on behalf, or for the benefit, of any governmental authorities to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Liens (including without limitation Liens incurred in connection with pollution control, industrial revenue or similar financings), and any other Liens incurred or assumed in connection with the issuance of industrial revenue bonds or private activity bonds the interest of which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

•	Liens upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary existing on the first date on which a debt security is authenticated by the trustee under the indenture; and

•	certain extensions, renewals or replacements of any Lien referred to in the above list.

Covenant Limiting Sale and Leaseback Transactions.  Neither Cooper Parent nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction covering any Principal Property of Cooper Parent or any Restricted Subsidiary, unless:

(A) the sum of the following does not exceed 15% of Consolidated Tangible Assets:

(1) the Attributable Debt outstanding pursuant to such Sale and Leaseback Transaction;

(2) all Attributable Debt outstanding pursuant to all other Sale and Leaseback Transactions entered into by Cooper Parent or any Restricted Subsidiary after the first date on which a debt security is authenticated by the trustee under the indenture, except for Sale and Leaseback Transactions of a Restricted Subsidiary entered into prior to becoming a Restricted Subsidiary; and

(3) the aggregate amount of all Secured Indebtedness, except Secured Indebtedness outstanding permitted under “— Covenant Limiting Secured Indebtedness” above; or

(B) an amount equal to the greater of the following is applied to retirement of Funded Debt within one year after the consummation of such Sale and Leaseback Transaction:

(1) the net proceeds to Cooper Parent or Restricted Subsidiary pursuant to the Sale and Leaseback Transaction, or

(2) the fair market value of the property so leased as determined by the Board of Directors of Cooper Parent (in the case of clause (1) or (2), after repayment of, or otherwise taking into account, as the case may be, the amount of any Secured Indebtedness secured by a Lien encumbering the property which Secured Indebtedness existed immediately prior to the Sale and Leaseback Transaction).

However, this limitation does not apply to any Sale and Leaseback Transaction:

•	entered into in connection with the issuance of industrial revenue or private activity bonds the interest of which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

•	if Cooper Parent or a Restricted Subsidiary applies an amount equal to the net proceeds, after repayment of any Secured Indebtedness secured by a Lien encumbering the Principal Property which Secured Indebtedness existed immediately before the Sale and Leaseback Transaction, of the sale or transfer of the Principal Property leased in the Sale and Leaseback Transaction to investment (whether for acquisition, improvement, repair or alteration or construction costs) in another Principal Property within one year before or after the sale or transfer;

•	entered into by an entity prior to the date it became a Restricted Subsidiary or arises thereafter pursuant to contractual commitments entered into by such entity prior to and not in contemplation of such entity’s becoming a Restricted Subsidiary; or

•	entered into by an entity prior to the time it was merged or consolidated with Cooper Parent or a Restricted Subsidiary or prior to the time of a sale, lease or other disposition of the properties of such entity as an entirety or substantially as an entirety to Cooper Parent or a Restricted Subsidiary or arises thereafter pursuant to contractual commitments entered into by such entity prior to and not in contemplation of any such merger, consolidation, sale, lease or transfer.

Certain Definitions.  Certain terms used in this description are defined in the indenture as follows:

“Attributable Debt” means the present value (discounted in accordance with a method of discounting which for financial reporting purposes is consistent with generally accepted accounting principles) of the rental payments during the remaining term of any Sale and Leaseback Transaction for which the lessee is obligated (including any period for which such lease has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any Sale and Leaseback Transaction that is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means the Board of Directors of Cooper US or a Guarantor, or any committee of such Board of Directors, or any committee of officers of such entity, duly authorized to take any action under the indenture.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of Cooper Parent and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding that date, as determined under generally accepted accounting principles, less: (a) Intangible Assets and (b) appropriate adjustments on account of minority interests of other persons holding equity investments in Subsidiaries, in the case of each of clauses (a) and (b) above as reflected on the consolidated balance sheet of Cooper Parent and its Subsidiaries at the end of the fiscal quarter immediately preceding that date.

“Funded Debt” means:

•	any Indebtedness maturing by its terms more than one year from the date of its issuance, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of its original issuance, excluding any portion of Indebtedness which is included in current liabilities; and

•	any Indebtedness which may be payable from the proceeds of Funded Debt as defined above under the terms of the Funded Debt.

“Indebtedness” of any entity means all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such entity or for which such entity is otherwise responsible or liable.

“Intangible Assets” means all goodwill, patents, trademarks, service marks, trade names, copyrights, and all other items that would be treated as intangibles on the consolidated balance sheet of Cooper Parent and its Subsidiaries prepared under generally accepted accounting principles.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Principal Property” means (1) any manufacturing plant located in the continental United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which such plant is erected and fixtures comprising a part of such plant), owned or leased on the first date on which a debt security is authenticated by the trustee or thereafter acquired or leased by Cooper Parent or any Restricted Subsidiary, other than (a) any property that the Board of Directors of Cooper Parent determines is not of material importance to the total business conducted, or assets owned, by Cooper Parent and its Subsidiaries, as an entirety; or (b) any portion of any such property that the Board of Directors of Cooper Parent determines not to be of material importance to the use or operation of such property; and (2) any shares or Indebtedness issued by any Restricted Subsidiary. “Manufacturing plant” does not include any plant owned or leased jointly or in common with one or more persons other than Cooper Parent and its Restricted Subsidiaries in which the aggregate interest of Cooper Parent and its Restricted Subsidiaries does not exceed 50%. “Manufacturing equipment” means manufacturing equipment in such manufacturing plants used directly in the production of Cooper Parent or any Restricted Subsidiary’s products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of Cooper Parent or any Restricted Subsidiary’s products.

“Restricted Subsidiary” means Cooper US, the subsidiary guarantors and any other Subsidiary substantially all the property of which is located within the continental United States, other than:

•	a Subsidiary primarily engaged in financing, including, without limitation, lending on the security of, purchasing or discounting (with or without recourse) receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services;

•	a Subsidiary primarily engaged in leasing or insurance;

•	a Subsidiary included in the Tools segment; or

•	a Subsidiary primarily engaged in financing Cooper Parent’s or any Restricted Subsidiary’s operations outside the continental United States.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by Cooper Parent or any Restricted Subsidiary of any Principal Property of Cooper Parent or any Restricted Subsidiary whether the Principal Property is now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by Cooper Parent or the Restricted Subsidiary to such person. However, the following shall not be Sale and Leaseback Transactions:

•	leases for a term of not more than three years;

•	leases between Cooper Parent and a Restricted Subsidiary or between Restricted Subsidiaries; and

•	leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation, of the property.

“Secured Indebtedness” of any entity means Indebtedness secured by any Lien upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary.

“Subsidiary” means any entity a majority of the voting shares or comparable voting interests of which are at the time owned or controlled, directly or indirectly, by Cooper Parent or by one or more Subsidiaries and which is consolidated in Cooper Parent latest consolidated financial statements filed with the SEC or provided generally to Cooper Parent shareholders.

Merger, Consolidation or Sale of Assets

Cooper US may not merge into or consolidate with or convey or transfer its properties and assets substantially as an entirety to any person unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of the obligations of Cooper US under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.

Cooper Parent may not merge into or consolidate with or convey or transfer its properties substantially as an entirety to any person unless:

•	the successor corporation assumes by supplemental indenture all of Cooper Parent’s obligations under the indenture, including as a Guarantor; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.

A subsidiary guarantor may merge into or consolidate with or convey or transfer its assets substantially as an entirety to Cooper Parent or another Subsidiary if the successor entity assumes by supplemental indenture all of such subsidiary guarantor’s obligations as a Guarantor under the indenture. Upon the occurrence of these events, such subsidiary guarantor shall be discharged from liability under the indenture and the guarantee. Such subsidiary guarantor shall also be discharged from liability if it ceases to be a Subsidiary or merges into, consolidates with or transfers its assets to a party other than Cooper Parent or another Subsidiary.

Events of Default

The following are events of default under the indenture:

•	default for 30 days in payment of any interest on any of the debt securities of such series when due;

•	default in the payment of principal of, or premium, if any, on any of the debt securities of such series when due at its stated maturity, when called for redemption, by declaration or otherwise;

•	default in the making of any payment for a sinking, purchase or similar fund provided for in respect of such series and continuance of such default for a period of 30 days;

•	default in the performance of any other covenant in the indenture with respect to the debt securities for 90 days after notice to Cooper US by the trustee or by holders of 25% in principal amount of the outstanding debt securities of such series;

•	the guarantee of the debt securities by Cooper Parent ceases to be, or is asserted in writing by Cooper US or Cooper Parent not to be, in full force and effect or enforceable in accordance with its terms (except as contemplated or permitted by the terms of the guarantee or the indenture); and

•	certain events of bankruptcy, insolvency and reorganization involving Cooper US or Cooper Parent.

However, if indicated in the prospectus supplement for a particular series of debt securities, any of the foregoing events of default may be deleted or modified from that summarized above and additional events of default may be included. No event of default for a single series of debt securities constitutes an event of default for any other series of debt securities. If an event of default described above occurs and is continuing for any series, either the trustee or the holders of not less than 25% in total principal amount of the debt securities of the series then outstanding, voting separately as a series, by notice in writing to the Company (and to the Trustee if given by the holders of debt securities of such series), may declare the principal of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. In the case of debt securities issued bearing no interest or below-market interest, the amount that may be declared due and payable immediately is the portion of the principal specified in the terms of the debt securities, along with the accrued interest. If an event of default described in the last bullet above occurs, the principal of all outstanding debt securities of the series and the related accrued interest shall automatically become due and payable immediately.

In some cases, the holders of a majority in principal amount of the outstanding debt securities of a series may on behalf of the holders of all debt securities of the series waive any past default or event of default for the debt securities of the series or compliance with some provisions of the indenture, except, among other things, an uncured default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of the series.

The trustee must, within 90 days after the occurrence of an event of default with respect to debt securities of a series, without regard to any grace period or notice requirement, give to the holders of such debt securities of the series notice of all uncured and unwaived defaults known to it. Except in the case of default in the payment of principal of or interest on any of the debt securities of the series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities of the series. The trustee is entitled to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the indenture at the request of holders of the debt securities. The trustee’s right to indemnification is subject to the duty of the trustee to act with the required standard of care. Subject to the provisions of the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee exercising any trust or power conferred on the trustee for the series. Cooper US and Cooper Parent must file annually with the trustee a certificate of no default or specifying any default that exists.

Amendments and Waivers

Cooper US, the Guarantors and the trustee may, without the consent of any holders of debt securities, amend or supplement the indenture and enter into supplemental indentures for, among others, the purposes of:

•	adding to the covenants of Cooper US or the Guarantors;

•	adding additional events of default;

•	establishing the form or terms of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to provide for the assumption of Cooper US’s or a Guarantor’s obligations of debt securities in the case of a merger or consolidation or disposition of all or substantially all of Cooper US’s or such Guarantor’s assets;

•	to add or release Guarantors pursuant to the terms of the indenture;

•	curing ambiguities or inconsistencies in the indenture; or

•	making any other provisions about matters or questions arising under the indenture if the action does not adversely affect the interests of the holders of any affected series of debt securities.

Cooper US, the Guarantors and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series to be affected, execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or the debt securities of a series or modifying any of the rights of the holders of the debt securities of the series to be affected. However, no supplemental indenture may, without the consent of each holder of debt securities to be affected, among other things:

•	change the fixed maturity of the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the rate or extend the time of payment of interest on the debt securities;

•	change the redemption provisions in any manner that would be adverse to any holder or adversely affect the right of repayment at the option of any holder;

•	change the coin or currency in which the principal of or interest with respect to the debt securities are payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt securities or, in the case of redemption, on or after the redemption date;

•	reduce the percentage of holders of debt securities required to consent to any supplemental indentures;

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of debt securities; or

•	modify any of the above provisions.

Defeasance

Cooper US and the Guarantors may at their option, with respect to debt securities of a series, (a) be discharged from any and all obligations of the debt securities of such series and related guarantees, except in each case for some obligations to register the transfer or exchange of such debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust or (b) be released from some restrictive covenants of the indenture, including those described above under “Certain Covenants,” and will not be limited by any restrictions on merger, consolidation or sales of assets, in each case if Cooper US takes the following actions while no event of default is continuing with respect to payments due under the debt securities or certain events of bankruptcy, insolvency or reorganization of Cooper US or a Guarantor:

•	deposits with the trustee, in trust, money, U.S. Government Obligations or Eligible Obligations or any combination of these that through the payment of interest and principal under their terms, will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, any interest and any premium on the debt securities of such series on the dates the payments are due under the terms of the series; and

•	provides to the trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes from Cooper US’s and the applicable Guarantor’s exercise of its or their option and will be required to pay federal income tax on the same amount and in the same manner and at the same times as would have been the case if the option had not been exercised.

In addition, Cooper US and the Guarantors can also obtain a discharge under the indenture with respect to the debt securities of a series by depositing with the trustee, in trust, funds sufficient to pay at maturity or upon redemption all debt securities of the series, provided that all of the debt securities of the series are by their terms to become due and payable within one year. No opinion of counsel or ruling from the Internal Revenue Service is required in this case.

“U.S. Government Obligations” means generally (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer of the obligations.

“Eligible Obligations” means obligations which, when deposited, cause the debt securities to be rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies.

If there is any discharge of the debt securities under the terms of the indenture described above, the holders of the discharged debt securities will be able to look solely to the trust fund, and not to Cooper US or the Guarantors, for payments of principal, any premium and any interest.

The Trustee

Deutsche Bank Trust Company Americas will be the initial trustee under the indenture. An affiliate of the initial trustee is currently a lender under the U.S. committed credit facility available to Cooper Parent and Cooper US.

Governing Law

The indenture provides that it, all of the debt securities and the guarantees of all of the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Securities

The debt securities offered by this prospectus and any applicable prospectus supplement may be issued in whole or in part in book-entry form. In that case, beneficial owners of the debt securities will not receive certificates representing their ownership interests in the debt securities, except in the event the book-entry system for the debt securities is discontinued. Debt securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the debt securities. The Depository Trust Company is expected to serve as depository. A global debt security may not be transferred except as a whole between the depository and one or more of its nominees or a successor. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of debt securities that differ from the terms described in this prospectus will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global debt security, the depository for the global debt security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by the global debt security to the respective accounts of the beneficial owners of the individual debt securities, who are called “participants.” The accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by us if we directly offer and sell the debt securities. Ownership of a beneficial interest in a global debt security will be limited to the depository’s participants and will be shown on the records maintained by the depository or its nominee. Transfers of that ownership interest will be effected only through those records. Others may hold a beneficial interest in a global debt security but only through the ownership of a participant. Ownership and any transfer of that beneficial ownership will be shown on and effected through records maintained by the participant. The laws of some states require that certain purchasers of debt securities take physical delivery of the debt securities in definitive form. These laws may impair the ability to own, pledge or transfer beneficial interests in a global debt security.

So long as the depository for a global debt security or its nominee is the registered owner of the global debt security, the depository or nominee, as the case may be, will be considered the sole owner of the debt securities represented by the global debt security for all purposes under the applicable instrument defining the rights of a holder of the underlying debt securities. Except as described below or in the applicable prospectus supplement, participants, or anyone holding through a participant, will not be entitled to have any of the underlying debt securities registered in their names, will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form and will not be considered the owners of the underlying securities under the applicable instrument defining the rights of the holders of the underlying debt securities.

Amounts payable with respect to the underlying debt securities will be paid to the depository or its nominee, as the case may be, as the registered owner of the global debt security. Neither we, nor any of our officers or directors, nor any paying agent or security registrar for an individual series of debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depository for a series of debt securities issued in book-entry form, upon receipt of any payment of interest, principal, premium (if any) or any other amount in respect of a global debt security, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective interests in the global debt security as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is the case with debt securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of the participants.

If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of that series in exchange for the global debt security representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for the global debt security or debt securities representing that series of debt securities.

PLAN OF DISTRIBUTION

Cooper US may sell the debt securities through underwriters, through agents or dealers, directly to purchasers or any combination of these. Any dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The applicable prospectus supplement will disclose the terms relating to a particular series of the debt securities, including the name or names of any underwriters or agents, the purchase price and the proceeds to Cooper US from the sale, any underwriting discounts and other items constituting underwriters’ compensation or commissions payable to agents, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the debt securities of the series may be listed. If Cooper US uses an agent or agents in the sale, the agent or agents will be acting on a best efforts basis during their appointment.

If Cooper US uses underwriters in the sale, the underwriters will acquire the debt securities for their own account and may resell the debt securities in one or more transactions in the future. The underwriters may resell the debt securities at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale, or at negotiated prices. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the prospectus supplement, the underwriters’ obligations to purchase debt securities will be dependent on various conditions and the underwriters will be obligated to purchase all the debt securities of the series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed.

Cooper US may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase debt securities from Cooper US at the public offering price shown in the prospectus supplement under delayed delivery contracts requiring payment and delivery on a specified future date. The contracts will contain only those conditions shown in the prospectus supplement, and the prospectus supplement will show the commissions we will pay for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of the contracts.

Cooper US may be required to indemnify agents, underwriters and dealers against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make for the liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, Cooper US in the ordinary course of business.

LEGAL MATTERS

Certain legal matters under U.S. law in connection with the debt securities offered by this prospectus, including their validity, will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. Certain legal matters under Bermuda law in connection with the debt securities offered by this prospectus, including their validity and the validity of the guarantee of the debt securities by Cooper Parent, will be passed upon by Appleby.

EXPERTS

The consolidated financial statements of Cooper Industries, Ltd. appearing in Cooper Industries, Ltd’s Annual Report (Form 10-K) for the year ended December 31, 2006 and Cooper Industries, Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

Cooper US, Inc.

     % Senior Notes due
Fully and Unconditionally Guaranteed by
Cooper Industries, Ltd.
(and specified subsidiaries)

Prospectus Supplement
June   , 2007

Joint Book-Running Managers

Banc of America Securities LLC	Wachovia Securities